INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders of Datascope Corporation

We consent to the incorporation by reference in this Registration Statement of Datascope Corporation on Form S-8 of our report dated July 27, 1994, appearing in the Annual Report on Form 10-K of Datascope Corporation for the year ended June 30, 1994.


    /s/ DELOITTE & TOUCHE LLP


    DELOITTE & TOUCHE LLP


New York, New York
June 12, 1995